EXHIBIT 99.1

Contacts:

Jack M. Swig

MFIC Corporation

Tel. 617-969-5452

E-mail: info@mfics.com

Sarah Cavanaugh

MacDougall Biomedical Communications

Tel. 781-235-3060

E-mail: scavanaugh@macbiocom.com

                FOR IMMEDIATE RELEASE

MFIC Corporation Appoints New Microfluidics’ Sales Leadership Team

NEWTON, MA, April 7, 2008—MFIC Corporation (OTCBB: MFIC) today announced that its wholly-owned operating subsidiary, Microfluidics Corporation, has appointed William Kober, Xavier Leroy and Kent Chu as Vice Presidents of Sales to execute on the Company’s global growth strategy and to lead key regional geographic sales organizations consisting of sales managers, distributors and independent manufacturers representatives. Mr. Kober will oversee North and South America; Mr. Leroy will oversee Europe, the Middle East and Africa and Mr. Chu will oversee Asia-Pacific. All parties will report directly to Michael C. Ferrara, Chief Executive Officer.

These newly created geographic roles will be responsible for identifying and defining existing and new growth and partnering opportunities. The VPs will also be charged with developing enhanced sales and distribution channels by region and market vertical segments and building relationships with key customers and accounts.

“The creation of this team is a critical step in improving our global sales, service and marketing business model,” said Michael C. Ferrara, CEO of MFIC Corporation. “These three individuals have exceptional, proven experience in building global sales, marketing and distribution channels and will not only increase our overall sales coverage, but will also make our existing coverage more effective. I look forward to working with the team as we position MFIC for long-term, sustainable global growth.”

In addition to the appointments to the sales executive team, there will also be two departures. As previously announced in March of 2008, Robert Bruno will, as planned, retire from his position as President and Chief Operating Officer, effective June 30, 2008. In addition, Thomas Hoarty, Vice President of Marketing and Sales, will be leaving the Company, effective April 30, 2008 to pursue other opportunities.

Mr. Kober brings more than twenty-five years of scientific instrumentation sales and marketing experience to Microfluidics. Most recently, he served as Vice President of Sales for the Americas at X-Rite, Inc. where he increased revenue an average of 8% year-over-year in his geographic territories. Mr. Kober also held senior level sales positions at Color & Appearance Technologies, Inc. and DataColor International.

Mr. Leroy brings more than fifteen years of technological business to business sales and marketing experience to Microfluidics. Most recently, he served as Managing Director of Sales for Southern Europe and Northern Africa and General Manager of Sales for France, Italy and Spain at X-Rite, Inc. where he grew the business 120% over a five-year period across his geographic territories. Mr. Leroy also held senior level sales positions of increasing responsibility at Vannier-Photelec SA.

Mr. Chu brings more than twenty years of sales, product and people management experience in both the domestic and international high technology instrument markets to Microfluidics. Most recently, he served as Vice President of Sales for Asia-Pacific at X-Rite, Inc. where he averaged double-digit sales growth annually for a ten-year period. Prior to this, Mr. Chu held increasing senior sales and marketing positions at X-Rite, Inc., ACS Inc. and CPC International.

About MFIC Corporation:

MFIC Corporation, through its Microfluidics Division, designs, manufactures and distributes proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its more than 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to our plan to achieve, maintain and/or increase growth in revenue and/or market share, to achieve, maintain, and/or increase operating profitability, and/or to achieve, maintain, and/or increase net operating profitability.  Such statements are based on our current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by us to differ materially from those described in the forward-looking statements.  We caution investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to, the following risks and uncertainties: (i) whether the performance advantages of our Microfluidizer materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, (ii) whether the timing of orders will significantly affect quarter to quarter revenues and resulting net income results for a particular quarter, which may cause increased volatility in our stock price, (iii) whether we will have access to sufficient working capital through continued and improving cash flow from sales and ongoing borrowing availability, the latter being subject to our ability to maintain compliance with the covenants and terms of our loan agreement with our senior lender, (iv) whether our Microfluidics Reaction Technology will be adopted by customers as a means of producing innovative materials in large quantities, (v) whether we are able to deploy prototype Microfluidics Reaction Technology systems for nanoparticle production and then manufacture and introduce commercial production Microfluidics Reaction Technology equipment, and (vi) whether we will achieve a greater proportion of our sales in the future through the sale of advanced processor production systems.